Exhibit 99.6
ADAMS RESPIRATORY THERAPEUTICS HIGHLIGHTS THE EXPANSION
AND DIVERSIFICATION OF ITS PRODUCT PORTFOLIO
Discusses New Product Positioning and Strategic Marketing Opportunities;
Reviews Early Analysis of Erdosteine Phase IIb Clinical Results
CHESTER, N.J. (Apr. 4, 2007) — Addressing analysts and portfolio managers at the corporate headquarters of Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT), Adams’ management today unveiled nine new over-the-counter (OTC) products it intends to launch in early fiscal 2008, and revealed that its new prescription product for cough, which was the subject of a New Drug Application filed with the Food and Drug Administration (FDA) in December 2006, will contain extended-release guaifenesin in combination with codeine. Additionally, management reviewed clinical data from the early analysis of the phase IIb trial for erdosteine and provided a sales modeling analysis.
For more detail about the information presented, please access the audio webcast and slides that accompany this meeting by going to the Investor Relations section of the Adams web site, http://www.adamsrt.com. A replay of the webcast will be available starting at approximately 5 p.m. on April 4 through 5 p.m. on May 4.
Key highlights of the meeting include:
Adams Expands OTC Product Portfolio
The Company announced its plans to introduce nine new OTC products this summer in advance of the 2007-2008 cough/cold season.
•	The adult Mucinex® line is expanding to include Maximum Strength Mucinex®, a new line of three 1200 mg extended-release guaifenesin single-ingredient and combination bi-layer tablet products for the treatment of respiratory congestion, nasal congestion and cough.

•	The Mucinex® franchise is expanding into another segment of the cough, cold, allergy, sinus category with a line of two Mucinex® nasal sprays: Mucinex® Nasal Spray Full Force™, a nasal decongestant (oxymetazoline) containing 12-hour “Concentrated Vapor Technology” and Mucinex® Nasal Spray Moisture Smart™, a nasal decongestant (oxymetazoline) containing 12-hour “Membrane Hydration Technology.”

•	The Children’s Mucinex® line is expanding to include two new formulations: Children’s Mucinex® Cold: a berry-flavored, immediate-release guaifenesin and phenylephrine combination liquid for the treatment of nasal congestion and cough; and Children’s Mucinex® Mini-Melts™ Cough: an orange crème flavored, quick-melting, immediate-release guaifenesin and dextromethorphan combination medication for the treatment of congestion and cough.

•	The Delsym® line of OTC cough liquids is expanding to include a new grape flavor for both the adult and children’s line. In addition, Adams has updated the Delsym® packaging to further enhance its retail shelf presence.
Adams Diversifies Product Portfolio with First Entry into Prescription Cough Market
The Company also highlighted its planned entry into the prescription cough market with Mucinex® with Codeine, a line of 600 mg and 1200 mg extended-release guaifenesin and codeine combination products submitted for FDA review and approval in December 2006. Mucinex® with Codeine would bring innovation and a true therapeutic advance to the marketplace by combining the effectiveness of Mucinex® with codeine to control cough for a full 12 hours with a single dose.
Adams Reviews Early Analysis of Erdosteine Data
Management reviewed the Phase IIb clinical study protocol for erdosteine and the various outcome variables tested. Adams completed the Phase IIb study in December 2006 and preliminary results were available in March 2007. In a March 16, 2007, press release Adams said: “The preliminary data suggest a significant placebo effect and that the two different erdosteine treatment groups do not seem to break statistically from placebo.” While subsequent analyses are showing more promising data, it is still too early to determine the ultimate outcome of the erdosteine program. Further analyses will continue during the remainder of fiscal 2007.
Adams Provides Sales Modeling Analysis
Management also provided insight on the key variables that impact the quarterly flow of revenue during the cough/cold season. Key assumptions include: trends in product consumption, the shape and strength of the cough/cold season and market share growth. Adams noted that its sales reflect product shipments to its trade customers and that these shipments occur in advance of retail consumption. As such, trade purchases will naturally adjust to consumption on an annualized basis.
Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the Company’s plans to introduce nine new products in early fiscal 2008 and to enter the prescription cough market. Such forward-looking statements can be identified by the words “will,” “to be,” “plan,” “intend” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others: the Company’s ability to successfully develop new products and expand into new market segments; Adams’ ability to leverage the Mucinex brand name and marketing efforts to increase market share and introduce new products; Adams’ ability to achieve projected growth and sales; continued and increased competition; the FDA’s denial of the Company’s NDA for its prescription product; the successful completion of clinical trials and development of erdosteine; the severity of the cough and cold season; the Company’s ability to meet consumer needs and demands; and other risk factors set forth under Item 1A. Risk Factors in the Company’s Annual

Report on Form 10-K for the fiscal year ended June 30, 2006 and under Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2006. Except to the extent required by applicable securities laws, the Company is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.

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